COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES FOURTH QUARTER
AND FULL-YEAR 2013 RESULTS
HOUSTON, February 27, 2014 – Swift Energy Company (NYSE: SFY) announced today a net loss for the fourth quarter of 2013 of $41.8 million, or $0.96 per diluted share, which includes a non-cash ceiling test write-down of its oil and gas properties of $73.9 million (pre-tax).
Net income before write-down of oil and gas properties (a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for the fourth quarter 2013 is $5.8 million, or $0.13 per diluted share, a decrease of 48% compared to net income of $11.2 million ($0.26 per diluted share) earned in the same quarter in 2012.
For the full year 2013, Swift Energy had a loss of $19.0 million, or $0.44 per diluted share, which includes a non-cash ceiling test write-down of its oil and gas properties of $73.9 million (pre-tax). Net income before write-down of oil and gas properties (a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for the full year 2013 is $28.6 million, or $0.66 per diluted share, a 37% increase compared to $20.9 million of net income for 2012, or $0.48 per diluted share.
Swift Energy’s full year 2013 production was 11.75 million barrels of oil equivalent (“MMBoe”), which increased from 2012 production of 11.70 MMBoe. Production for the fourth quarter 2013 of 3.09 MMBoe increased 1% from third quarter 2013 production of 3.06 MMBoe and decreased slightly compared to fourth quarter 2012 production of 3.11 MMBoe.
Full year production in the Company’s South Texas area, where approximately 80% of capital spending was directed, was 9.0 MMBoe, an increase of 5% from 2012 production of 8.6 MMBoe.
Cash flow before working capital changes (a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for 2013 increased 2% to $311.7 million, or $7.19 per diluted share, compared to $304.5 million, or $7.05 per diluted share, for the full year 2012. Fourth quarter 2013 cash flow before working capital changes of $77.8 million, or $1.79 per diluted share, decreased 15% compared to $91.4 million of adjusted cash flow, or $2.11 per diluted share, for the fourth quarter of 2012.

Terry Swift, CEO of Swift Energy commented, “During the fourth quarter, we further extended the development of our South Texas acreage by deploying our most effective drilling and completion techniques.  We flow tested eight wells in our Northern AWP area at an average IP of 1,242 BOEPD, 80% percent liquids. Late in the year, we tested the Fasken BDC 9H and 10H wells at rates of 17 MMcfpd and 23 MMcfpd respectively.

“Consistent with industry technology advancements, increasing the total stimulated reservoir volume leads to higher production levels and improved capital efficiency. The overall Fasken gas program has delivered substantially better than expected results, including higher initial production rates and lower drilling and completion costs. These operational achievements, coupled with improved natural gas pricing have led to significant increases in the volumes and value of the reserves we were able to add at the end of the year.
“In the Artesia Wells area, we have observed a significant difference in the reservoir fluid types across relatively short distances. While we did lower costs and increase initial production rates, the overall long-term liquid performance of the Artesia Wells area is not consistent with previous expectations. This resulted in a significant adjustment downward in our previous estimates of volumes and value of our Artesia Wells acreage in LaSalle County.  There are portions of this acreage, however, which continue to have good liquid yields. Improved lifting techniques, along with further improvement in natural gas prices, could improve our future estimates.
“Our year end 2013 reserve volumes increased 14%, but due to the higher natural gas mix, the present value only increased 6%.
“Strategically, our focus is to improve our balance sheet, bring our annual capital expenditures in balance with our cash flow and to pursue incremental investments which deliver higher capital efficiency.  We are committed to the development of a profitable balanced hydrocarbon production mix.  We are pursuing several avenues to accomplish these strategic objectives. As mentioned previously, we have targeted the sale of all, or a part, of our Central Louisiana assets.  Additionally, we have developed a South Texas natural gas program in our Fasken area for prospective joint venture partners. We have entered into negotiations with potential partners and currently anticipate either or both of these transactions will be concluded by the end of the second quarter, which would reduce our leverage and improve our flexibility regarding our liquidity options.”
Fourth Quarter Revenues and Expenses
Total revenues for the fourth quarter of 2013 decreased 8% to $146.0 million from the $157.9 million generated in the fourth quarter of 2012. This decrease is primarily attributable to lower oil production volumes, coupled with lower oil prices.
Depreciation, depletion and amortization expense (“DD&A”) of $21.19 per barrel of oil equivalent (“Boe”) in the fourth quarter of 2013 increased 1% from $21.08 per Boe of that measure in the comparable period in 2012 due to a higher depletable base partially offset by the addition of reserves.
Lease operating expenses, excluding transportation and processing expense and before severance and ad valorem taxes, were $7.81 per Boe in the fourth quarter 2013, a 5% decrease on a per unit basis compared to the same period of 2012, primarily due to lower salt water disposal costs in South Texas
Severance and ad valorem taxes decreased to $3.33 per Boe in the fourth quarter 2013 from $4.19 per Boe in the fourth quarter of 2012.
General and administrative expenses of $3.47 per Boe during the fourth quarter of 2013 were up slightly from $3.46 per Boe in the same period in 2012.
Interest expense increased to $5.85 per Boe in the fourth quarter of 2013 compared to $5.39 per Boe for the same period in 2012 due to higher levels of borrowing.
Reserve Estimates
Swift Energy’s year-end 2013 estimate of proved reserves as of December 31, 2013 was 219.2 MMBoe, 14% higher than 2012 year-end proved reserves of 192.1 MMBoe. These year-end 2013 proved reserves are 38% crude oil and natural gas liquids and 29% proved developed.
Swift Energy’s year-end 2013 proved reserves were valued at approximately $2.4 billion of present value discounted at 10% per year (PV-10), compared to a PV-10 value of $2.3 billion for the Company’s 2012 year-end proved reserves, a 6% increase. Pricing for 2013 reserves and PV-10 calculations utilized $104.38 per barrel for crude oil and $3.41 per thousand cubic feet (“Mcf”) for natural gas, compared to $103.64 per barrel and $2.71 per Mcf used for reserves valuation at year-end 2012. (See page 7 for a reconciliation of PV-10 value at year-end 2013, a non-GAAP measure, to the GAAP standardized measure of discounted future cash flows).
Fourth Quarter Pricing
The Company realized an aggregate average price of $47.26 per Boe during the quarter, a decrease from the $50.87 per Boe average price received in the fourth quarter of 2012 and lower than the $50.72 per Boe average price received in the third quarter of 2013.
In the fourth quarter of 2013, Swift Energy’s average crude oil prices decreased 8% to $94.14 per barrel from $102.73 per barrel realized in the same period in 2012. For the same period, average natural gas prices were $3.32 per thousand cubic feet (“Mcf”), up 9% from the $3.04 per Mcf average price realized a year earlier. Prices for NGLs averaged $33.93 per barrel in the 2013 fourth quarter, an 8% increase from fourth quarter 2012 NGL prices of $31.42 per barrel.
Fourth Quarter Drilling Activity
In the fourth quarter of 2013, Swift Energy drilled ten operated development wells. All ten development wells were drilled horizontally to the Eagle Ford shale in the Company’s South Texas core area. This activity included seven wells in McMullen County and three wells in Webb County.
The Company currently has three operated rigs active in the Company’s South Texas core area drilling Eagle Ford shale wells.

Operations Update:
South Texas Operations
In the Company’s South Texas core area, ten operated wells were completed during the fourth quarter. In McMullen County, eight Eagle Ford wells were completed. In Webb County, two Eagle Ford wells were completed.

Initial Production Test Rates of South Texas Horizontal Wells
Completed in Fourth Quarter 2013
(Operated unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Barrels of Oil Equivalent (Boe/d)	Pressure (psi)	Choke Setting
NBRP EF 5H	McMullen – Eagle Ford	558	288	2.3	1,221	4,800	15/64”
NBRP EF 6H	McMullen – Eagle Ford	543	277	2.2	1,181	5,460	14/64”
NBRP EF 7H	McMullen – Eagle Ford	576	314	2.5	1,300	5,490	14/64”
NBRP EF 8H	McMullen – Eagle Ford	549	295	2.3	1,228	5,600	14/64”
SMR EF 11H	McMullen – Eagle Ford	1,446	83	0.5	1,608	2,250	16/64”
SMR EF 10H	McMullen – Eagle Ford	1,365	100	0.6	1,562	2,358	18/64”
PCQ EF 12H	McMullen – Eagle Ford	747	125	0.8	1,008	2,541	18/64”
Fasken AB 9H	Webb – Eagle Ford	---	---	17.5	2,919	3,102	34/64”
Fasken BCD 10H	Webb – Eagle Ford	---	---	23.1	3,849	3,784	34/64”
PCQ EF 13H	McMullen – Eagle Ford	685	68	0.4	828	2,234	16/64”

The Company continued to refine and test its completion techniques during the fourth quarter of 2013. The two wells drilled and completed in the Fasken area in Webb County were the first wells brought online in this area using the Company’s current drill and complete design.
The Fasken BCD 10H achieved initial test rates of 23.1 million cubic feet of gas per day (“MMcf/d”) with flowing casing pressure of 3,560 psi on a 34/64” choke with a 21 stage completion over a completed lateral length (“CLAT”) of 6,974 feet.

The Fasken AB 9H achieved initial test rates of 17.5 MMcf/d with flowing casing pressure of 3,100 psi on a 34/64” choke with a 20 stage completion over a CLAT of 6,433 feet. Average seven day production test rates of the Fasken BCD 10H and Fasken AB 9H were 22.3 MMcf/d and 16.8 MMcf/d respectively.

Both of these wells were completed with tighter frac stage spacing and proppant concentrations and are expected to produce 10-15 billion cubic feet of gas over their productive lives. The Company has identified an additional 50-60 undeveloped lower Eagle Ford locations in the Fasken area and expects future well costs to be approximately $7.5 million or better.

Also in its Fasken area, the Company is currently in negotiations regarding a joint venture in this area to accelerate the development of this prolific asset while allowing Swift Energy to strengthen its balance sheet and liquidity profile.

After an assessment of long-term production results in the Company’s LaSalle County acreage, it was determined that in certain wells the reservoir fluid being produced has retrograde condensation characteristics which reduce ultimate liquid recoveries.

Approximately 50% of the Artesia Wells acreage, principally located to the south and west, will require technological enhancements and higher commodity prices to justify future development. The remaining acreage in Artesia wells has demonstrated higher long-term liquid yields and is still economically attractive.

Southeast Louisiana
In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program, performing 8 recompletions and 12 production optimization projects during the quarter. The Company expects to perform up to 20 recompletions at Lake Washington during 2014.
Central Louisiana
As previously announced, the Company is conducting a sales process for its Central Louisiana assets. These assets include approximately 86,000 mineral acres and three producing oil and natural gas fields: Burr Ferry, Masters Creek and South Bearhead Creek located in the Austin Chalk and Wilcox fairways.

Swift Energy is currently in negotiations regarding the disposition of these assets.

Strategic Growth
In La Plata County, Colorado, Swift Energy drilled a strategic pilot hole in the Waters 34-12-32 #1H through multiple zones of interest and a lateral in a selected zone of interest. Throughout the wellbore, we collected significant log and core data that is designed to provide important evaluation of our acreage position. Further activity on this well is suspended until all of the information, tests, samples and logs that were gathered are fully evaluated and analyzed.

Price Risk Management
Swift Energy has entered into hedging transactions covering 17.1 Bcf of expected 2014 natural gas production and approximately 0.6 MMbbls of expected 2014 crude oil production. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
2014 Company Guidance
Swift Energy currently plans to balance its 2014 capital expenditures with its operating cash flow, available bank line and proceeds from announced asset sales and joint venture activity. Current 2014 spending plans are budgeted at $300 million to $350 million in total capital expenditures. This capital budget is flexible and will be adjusted based on the timing of announced transactions and marketplace fundamentals. For 2014, Swift Energy is targeting production levels of 11.3 – 11.8 MMBoe.

Earnings Conference Call
Swift Energy will conduct a live conference call today, February 27, at 10:00 a.m. EST to discuss fourth quarter 2013 financial results and first quarter 2014 operational and financial expectations. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will also be available two hours after the call’s completion on February 27 until March 6, by dialing 855-859-2056 and using Conference ID # 41567432. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.
About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2014 production and reserves growth, per well costs and per BOE costs, and estimates of 2014 capital expenditures and guidance estimates for the first quarter of 2014 and full-year 2014. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
December 31, 2013
(Unaudited)
(In Millions)

As of December 31, 2014
PV-10 Value(1)	$2,425
Future Income Taxes (discounted at 10% per year)	(423)
Standardized Measure of Discounted Future Net Cash Flows relating to oil and gas reserves	$ 2,002

(1)	The PV-10 value for year-end 2014 is net of $87.0 million of asset retirement obligation liabilities.

SWIFT ENERGY COMPANY
PROVED RESERVES INFORMATION
December 31, 2013
(Unaudited)

	Boe	Natural Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)
Proved Reserves as of Dec. 31, 2012	192.1	597.6	43.3	49.2
Revisions	(36.6)	(137.0)	6.2	(20.0)
Purchases of minerals	--	--	--	--
Sales of minerals	(0.8)	(1.8)	(0.2)	(0.2)
Extensions/Discoveries	76.3	389.4	7.7	3.7
Production	(11.7)	(33.0)	(3.9)	(2.3)
Proved Reserves as of Dec. 31, 2014	219.2	815.1	52.9	30.4

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2012	Percent Change	2014	2012	Percent Change
Revenues:
Oil & Gas Sales	$146,123	$158,126	(8)%	$588,541	$554,194	6%
Other	(114)	(221)		(828)	3,096
Total Revenue	$146,009	$157,905	(8)%	$587,713	$557,290	5%
Net Income	$(41,849)	$11,219	NM	$(19,032)	$20,939	NM
Basic EPS	$(0.96)	$0.26	NM	$(0.44)	$0.49	NM
Diluted EPS	$(0.96)	$0.26	NM	$(0.44)	$0.48	NM
Net Cash Provided By Operating Activities	$85,840	$90,922	(6)%	$311,447	$314,606	(1)%
Cash Flow Before Working Capital Changes(1) (non-GAAP measure)	$77,774	$91,447	(15)%	$311,669	$304,488	2%
Weighted Average Shares Outstanding (Basic)	43,399	42,924	(1)%	43,331	42,840	(1)%
Weighted Average Shares Outstanding (Diluted)	43,399	43,375	---%	43,331	43,174	---%
EBITDA (non-GAAP measure)	$95,178	$103,990	(8)%	$375,712	$346,180	9%
Production (MMBoe)	3.09	3.11	(1)%	11.75	11.70	---%
Realized Price ($/Boe)	$47.26	$50.87	(7)%	$50.11	$47.37	6%

(1)
See reconciliation on page 9. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2014	December 31, 2012	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$85,840	$90,922	(6)%
Increases and Decreases In:
Accounts Receivable	2,083	11,150
Accounts Payable and Accrued Liabilities	(1,709)	(949)
Income Taxes Payable	16	(330)
Accrued Interest	(8,456)	(9,346)
Cash Flow Before Working Capital Changes	$77,774	$91,447	(15)%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$(41,849)	$11,219	(473)%
Provision for Income Taxes	(21,935)	8,818
Interest Expense, Net	18,085	16,757
Depreciation, Depletion & Amortization & ARO (b)	66,966	67,196
Write-Down of Oil and Gas Properties	73,911	---
EBITDA	$95,178	$103,990	(8)%

	Twelve Months Ended
	December 31, 2014	December 31, 2012	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$311,447	$314,606	(1)%
Increases and Decreases In:
Accounts Receivable	5,779	(3,235)
Accounts Payable and Accrued Liabilities	(5,582)	2,102
Income Taxes Payable	224	(82)
Accrued Interest	(199)	(8,903)
Cash Flow Before Working Capital Changes	$311,669	$304,488	2%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$(19,032)	$20,939	(191)%
Provision for Income Taxes	(6,773)	15,639
Interest Expense, Net	69,382	57,303
Depreciation, Depletion & Amortization & ARO (b)	258,224	252,299
Write-Down of Oil and Gas Properties	73,911	---
EBITDA	$375,712	$346,180	9%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

	Quarter Ended Dec. 31, 2014	Year Ended Dec. 31, 2014
INCOME FROM CONTINUING OPERATIONS RECONCILIATION:
Net Income (Loss)	$(41,849)	$(19,032)
Write-Down of Oil and Gas Properties	73,911	73,911
Income Tax Benefit From Write-Down (1)	(26,238)	(26,238)
Net Income Before Write-Down of Oil and Gas Properties	$5,824	$28,641

(1)	Income tax benefit from write-down was derived using the fourth quarter 2014 marginal tax-rate.

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2014	As of December 31, 2012
Assets:
Current Assets:
Cash and Cash Equivalents	$3,277	$170
Other Current Assets	83,471	80,367
Total Current Assets	86,748	80,537

Oil and Gas Properties	5,671,731	5,151,103
Other Fixed Assets	42,368	41,690
Less-Accumulated DD&A	(3,174,453)	(2,847,773)
Total Properties	2,539,646	2,345,020

Other Assets	17,199	18,504
	$2,643,593	$2,444,061
Liabilities:
Current Liabilities	$177,076	$177,480
Long-Term Debt	1,142,368	916,934
Deferred Income Taxes	217,384	223,243
Asset Retirement Obligation	63,225	79,643
Other Long-term Liabilities	10,324	9,901
Stockholders’ Equity	1,033,216	1,036,860
	$2,643,593	$2,444,061

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Twelve Months Ended
	December 31, 2014	Per Boe	December 31, 2014	Per Boe
Revenues:
Oil & Gas Sales	$146,123	$47.26	$588,541	$50.11
Other Revenue	(114)		(828)
	146,009	47.23	587,713	50.04
Costs and Expenses:
General and Administrative, net	10,740	3.47	45,802	3.90
Depreciation, Depletion & Amortization	65,517	21.19	252,043	21.46
Accretion of Asset Retirement Obligation (ARO)	1,449	0.47	6,181	0.53
Lease Operating Costs	24,152	7.81	101,611	8.66
Transportation and Processing Expense	5,658	1.83	22,336	1.90
Severance & Other Taxes	10,281	3.33	42,252	3.60
Interest Expense, Net	18,085	5.85	69,382	5.91
Write-down of oil and gas properties	73,911	23.91	73,911	6.29
Total Costs & Expenses	209,793	67.86	613,518	52.23
Income (Loss) Before Income Taxes	(63,784)	(20.63)	(25,805)	(2.20)
Provision (Benefit) for Income Taxes	(21,935)	(7.09)	(6,773)	(0.58)
Net Income	$(41,849)	$(13.54)	$(19,032)	$(1.62)

Additional Information:
Total Capital Expenditures	$106,999		$521,306
Capitalized General & Administrative	$7,931		$31,812
Capitalized Interest Expense	$1,633		$7,223
Deferred Income Tax	$(21,928)		$(6,766)

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2014	December 31, 2012
Cash Flows From Operating Activities:
Net Income	$(19,032)	$20,939
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	252,043	247,178
Write-down of oil and gas properties	73,911	---
Accretion of Asset Retirement Obligation (ARO)	6,181	5,121
Deferred Income Taxes	(6,766)	16,798
Stock Based Compensation Expense	10,478	13,476
Other	(5,146)	976
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	(5,779)	3,235
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	5,582	(2,102)
Increase/(Decrease) in Income Taxes Payable	(224)	82
Increase in Accrued Interest	199	8,903
Net Cash Provided by Operating Activities	311,447	314,606

Cash Flows From Investing Activities:
Additions to Property and Equipment	(540,368)	(757,755)
Proceeds from the Sale of Property and Equipment	6,991	528
Net Cash Used in Investing Activities	(533,377)	(757,227)

Cash Flows From Financing Activities:
Net Proceeds From Long-Term Debt	---	157,500
Net Proceeds From Bank Borrowings	225,600	39,400
Net Proceeds From Issuance of Common Stock	950	1,712
Purchase of Treasury Shares	(1,513)	(2,805)
Payments of Debt Issuance Costs	---	(4,712)
Net Cash Provided by Financing Activities	225,037	191,095
Net Decrease in Cash and Cash Equivalents	3,107	(251,526)

Cash and Cash Equivalents at the Beginning of the Period	170	251,696
Cash and Cash Equivalents at the End of the Period	$3,277	$170

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2014	September 30, 2014	Percent Change	December 31, 2012	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	3,092	3,057	1%	3,108	(1)%
Natural Gas (Bcf)	8.73	8.72	---%	8.69	---%
Crude Oil (MBbl)	1,023	1,004	2%	1,115	(8)%
NGL (MBbl)	615	600	2%	545	13%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$47.26	$50.72	(7)%	$50.87	(7)%
Natural Gas ($/Mcf)	$3.32	$3.15	5%	$3.04	9%
Crude Oil ($/Bbl)	$94.14	$108.17	(13)%	$102.73	(8)%
NGL ($/Bbl)	$33.93	$31.67	7%	$31.42	8%

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2014
GUIDANCE ESTIMATES

	Actual For Fourth Quarter 2014	Guidance For First Quarter 2014			Guidance For Full Year 2014
Production Volumes (MMBoe)	3.09	2.75	-	2.80	11.3	-	11.8

Production Mix:
Natural Gas (Bcf)	8.73	8.25	-	8.40	38.3	-	40.0
Crude Oil (MMBbl)	1.02	0.90	-	0.92	3.35	-	3.49
Natural Gas Liquids (MMBbl)	0.61	0.47	-	0.49	1.57	-	1.63
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	($0.28)	($0.30)	-	($0.55)	($0.25)	-	($0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$(3.47)	($3.00)	-	2.00	($2.00)	-	$2.00
NGL (per Bbl)
Percent of NYMEX Crude	35%	25%	-	35%	30%	-	35%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$7.81	$8.90	-	$9.05	$8.75	-	$9.10
Transportation and Processing (per Boe)	$1.83	$1.80	-	$1.85	$1.85	-	$1.95
Severance & Ad Valorem Taxes (as % of Revenue dollars)	7.0%	7.0%	-	8.0%	7.0%	-	8.0%
Other Costs:
G&A per Boe	$3.47	$3.90	-	$4.05	$3.75	-	$3.90
Interest Expense per Boe	$5.85	$6.50	-	$6.65	$6.30	-	$6.65
DD&A per Boe	$21.19	$21.15	-	$21.25	$21.25	-	$21.40
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$97,435	$106,600	-	$110,200	$267,000	-	$312,000
Capitalized G&A (Note 4)	$7,931	$7,000	-	$8,000	$28,000	-	$32,000
Capitalized Interest	$1,633	$1,400	-	$1,800	$5,000	-	$6,000
Total Capital Expenditures	$106,999	$115,000	-	$120,000	$300,000	-	$350,000

Basic Weighted Average Shares	43,399	43,400	-	43,700	43,600	-	44,000

Diluted Weighted Average Shares	43,399	43,900	-	44,200	44,600	-	44,200

Effective Tax Rate	34.4%	60.0%	-	65.0%	50.0%	-	60.0%
Deferred Tax Percentage	100%	98%			98%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.